Exhibit 10.1

November 18, 2003

Mr. George W. Vieth, Jr.

3365 Greenhill Lane

Louisville, KY 40207

Dear George:

This letter confirms that you and AMF Bowling Worldwide, Inc. have amended your Employment Agreement dated as of December 6, 2002 as follows:

The current Section 3(e) No Other Compensation is renumbered as Section 3(f).

A new Section 3(e) Transaction Bonus is added to read as follows:

Upon the consummation of a Change in Control, (A) which occurs on or prior to December 1, 2003 or (B) which is consummated within nine months of December 1, 2003 pursuant to a binding agreement with the Company entered into on or prior to December 1, 2003 (a “Covered Change in Control”), the Company will pay to the Executive a transaction bonus (the “Transaction Bonus”) equal to 100,000 times the difference between the per share sale price received for the Company’s common stock in the Covered Change in Control and $30.00; provided, however, that if this payment, when added to all other payments to the Executive upon the Covered Change in Control, should cause the Executive to receive more than 2.99 times his “base amount” (as defined in Section 280G of the Internal Revenue Code), then the payment under this Section 3(e) will be reduced to the extent necessary to avoid having the Executive receive an “excess parachute payment” (as defined in Section 280G of the Internal Revenue Code).

This Transaction Bonus is subject to the following terms and conditions:

(i) The Transaction Bonus will be paid to the Executive in cash on the effective date of the Covered Change in Control; provided, however, that if the Company terminates the Executive’s employment due to Cause before the payment of the Transaction Bonus, then no Transaction Bonus will be payable to the Executive.

(ii) Notwithstanding any other provision of this Agreement, the Executive will be entitled to the Transaction Bonus only upon the occurrence of a Covered Change in Control and then subject to the other terms of this Section 3(e).

Mr. George W. Vieth, Jr.

November 18, 2003

(iii) With the exception of stock options previously awarded to the Executive that will vest upon a Covered Change in Control pursuant to the terms of the grants, the Transaction Bonus is the only incentive compensation arrangement relating to the exploration, and consummation, of a Covered Change in Control and supersedes all prior discussions, communications or understandings that the Executive may have had regarding any incentive compensation arrangement relating to the exploration, or consummation of a Covered Change in Control.

(iv) Unless otherwise determined by the Board of Directors of the Company, the Transaction Bonus will not be taken into account in computing the Executive’s salary or compensation for the purposes of determining any benefits or compensation under (A) any pension, retirement, life insurance or other benefit plan of the Company or its affiliates or (B) any agreement between the Company or its affiliates and the Executive.

(v) The Company may withhold from any amounts payable under this Section 3(e) such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

Capitalized terms not defined herein, have the meanings set forth in the Employment Agreement dated as of December 6, 2002 between AMF Bowling Worldwide, Inc. and George W. Vieth.

Please acknowledge your acceptance of these amendments by signing a copy of this letter and returning it to me.

Sincerely,

/s/ Christopher F. Caesar

Christopher F. Caesar Senior Vice President/Chief Financial Officer

ACKNOWLEDGED AND AGREED:

/s/ George W. Vieth, Jr.

George W. Vieth, Jr.